Exhibit 35.1
Servicer Compliance Statement
     The undersigned, a duly authorized officer of Sallie Mae, Inc., the Servicer and Administrator for the trusts listed on Appendix A hereto (the “Trusts”), does hereby certify that:
     (a) This certificate is delivered pursuant to Item 1123 of Regulation AB;
     (b) A review of the servicing activities of the Servicer and the Administrator as of December 31, 2008 and for the period January 1, 2008 through December 31, 2008 (the “Reporting Period”) and their performance under the applicable servicing and administration agreements for each of the Trusts has been made under my supervision; and
     (c) To the best of my knowledge, based on such review, the Servicer and the Administrator have fulfilled all of their obligations under the applicable servicing and administration agreements for each of the Trusts in all material respects through the Reporting Period, except as follows:
          (i) On September 17, 2008, a misreporting of principal shortfall on the quarterly distribution report for SLM Student Loan Trust 2008-5 Class A-1 Notes was discovered by the trust operations group and reported to the appropriate departments. A principal shortfall occurred on the July 25, 2008 distribution date but was not reported in the QSR and Form 10D filed for that distribution period. A revised QSR was filed on November 24, 2008, by Form 10D/A (File No. 081210485).
March 30, 2009

/s/ John F. Remondi

John F. Remondi
Vice Chairman and Chief Financial Officer
Sallie Mae, Inc.

Exhibit 35.1
Appendix A

Trust Name:	Date of Issuance:
SLM Student Loan Trust 2008-5	April 30, 2008